Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement is effective as of the 1st day of January, 2016 between Celsius Holdings, Inc. (“Employer”) and John Fieldly (“Employee”).

WHEREAS, Employer is actively engaged in the business of manufacturing and distributing functional supplements in various delivery systems; and,

WHEREAS, Employee desires to be employed pursuant to the terms of this Employment Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Article 1

Employment of Employee

Employer agrees to employ Employee, and Employee accepts employment with Employer, on and subject to the terms and conditions set forth in this Employment Agreement.

Article 2

Duties of Employee

Section 2.1. Position and Duties. Employer agrees to employ Employee to act as Chief Financial Officer for Employer. Employee shall be responsible for performing the following duties: executive management, overseeing business development and other duties typically performed by persons employed in a similar capacity.

Section 2.2. Time Devoted to Work. Employee agrees to devote Employee’s entire business time, attention, and energies to the business of Employer in accordance with Employer’s instructions and directions and shall not be engaged in any other business activity, whether or not the activity is pursued for gain, profit, or other pecuniary advantage, during the term of this Employment Agreement without Employer’s prior written consent.

Article 3

Place of Employment

Section 3.1. Place of Employment. Employee shall be based at Employer’s principal office at 2424 N. Federal Highway, Suite 208 Boca Raton, FL 33431; excluding reasonable travel commensurate with Employee’s position and duties. Employer agrees that during the term of this Employment Agreement it shall not assign Employee to work at any location which is more than 100 miles from said principal office without Employee’s consent.

Section 3.2. Moving Expenses. If Employer relocates its principal office more than 100 miles from its current principal office, or requests that Employee relocate to one of its offices which is more than 100 miles from its current principal office, and Employee consents to relocate to that new location, Employer shall promptly pay or reimburse Employee for all reasonable moving expenses incurred by Employee in connection with the relocation plus an amount to reimburse Employee for any federal and state income taxes that it has to pay on amounts reimbursed. Employer also shall indemnify Employee against any loss incurred in connection with the sale of Employee’s principal residence. The amount of any loss shall be determined by taking the difference between the average of two appraisal prices set by two independent appraisers agreed to by Employer and Employee and the actual sales price of Employee’s principal residence.

Article 4

Compensation of Employee

Section 4.1. Base Salary. For all services rendered by Employee under this Employment Agreement, Employer agrees to pay Employee an annual base salary of $174,370, which shall be payable to Employee in such installments, but not less frequently than monthly, as are consistent with Employee’s practice for its other Employees. Employee’s base salary shall be reviewed at least once a year by Employer’s Board of Directors or its Compensation Committee.

Section 4.2. Incentive Compensation. In addition to the base salary, Employee shall be entitled to receive incentive compensation according to a pre-established bonus plan specific for the Employee, as determined by Employer’s Board of Directors.

Section 4.3 Reimbursement for Business Expenses. Employer shall promptly pay or reimburse Employee for all reasonable business expenses incurred by Employee in performing Employee’s duties and obligations under this Employment Agreement, but only if Employee properly accounts for expenses in accordance with Employer’s policies. Employer agrees to provide temporary living accommodations in the Boca Raton, Florida area for up to twelve months from the date of this Employment Agreement at a cost not to exceed $450 per month.

Section 4.4. Stock Options and Other Stock Awards. . Employee shall be granted 100,000 stock option grants to be issued on January 4, 2016 with 25,000 options to vest at the end of each calendar quarter pursuant to the Employer's 2006 Amended Incentive Stock Plan, as amended, and all rules and regulations of the Securities and Exchange Commission applicable to stock option plans then in effect. The Options will vest over three years.

Article 5

Vacations and Other Paid Absences

Section 5.1. Vacation Days. Employee shall be entitled to 15 days paid vacation each calendar year during the term of this Employment Agreement. All vacation is accrued during the calendar year of work, should Employee not take all vacation days in any calendar year, up to 10 days will be carried over to the next year. If the agreement is terminated during a calendar year, any accrued and not taken vacation will be paid at the base salary rate, any vacation taken but previously not earned will not be deducted from any amount due to the Employee.

Section 5.2. Holidays. Employee shall be entitled to the same paid holidays as authorized by Employer for its other Employees.

Section 5.3. Sick Days and Personal Absence Days. Employee shall be entitled to the same number of paid sick days and personal absence days authorized by Employer for its other Employees.

Article 6

Life Insurance

Employer may, in its sole discretion, maintain in effect during the term of Employee’s employment a life insurance policy on the life of Employee in such amount as Employer shall in its sole discretion decide to maintain during the term of this Employment Agreement. Any proceeds payable under the policy shall be paid to the beneficiary or beneficiaries designated in writing from time to time by Employee.

Article 7

Fringe Benefits

Section 7.1. Employer Employee Benefit Plans. Employee shall be entitled to participate in and receive benefits from all of Employer’s Employee benefit plans that currently are maintained by Employer for its Employees. Employee shall be entitled to participate in and receive benefits under any retirement plan, profit-sharing plan, or other Employee benefit plan that Employer establishes for the benefit of its Employees after the date of this Employment Agreement. No amounts paid to Employee from an Employee benefit plan shall count as compensation due Employee as base salary or incentive compensation. Nothing in this Employment Agreement shall prohibit Employer from modifying or terminating any of its Employee benefit plans in a manner that does not discriminate between Employee and other Employees of Employer.

Section 7.2. Motor Vehicle. Employer may, in its sole discretion, provide Employee with the use of a motor vehicle to be selected in the reasonable discretion of Employer, or pay a monthly car allowance. If Employer does provide Employee with the use of a motor vehicle, Employer shall procure, maintain, and pay for appropriate insurance on the motor vehicle, including liability insurance of at least $250,000.00 per person and $500,000.00 per occurrence for personal injury and $300,000.00 for property damage.

Article 8

Disability

Section 8.1. Termination Because of a Disability. Except as may otherwise be required or prohibited by state or federal law, if because of illness or injury Employee becomes unable to work full time for Employer for more than one hundred and eighty (180) days in any twelve month period (excluding vacation days and holidays), Employer may, in its sole discretion at any time after the accumulation of such time terminate Employee’s employment upon written notice to Employee.

Section 8.2. Compensation During Periods of Disability.

(a)          Employee shall continue to receive Employee’s base salary and incentive compensation while Employee is unable to work full time, until the earlier of: (i) the accumulation of 90 days of disability in any 12 month period; (ii) the date Employee begins receiving disability insurance benefits equal to Employee’s base salary and incentive compensation; or (iii) the date Employee terminates Employee’s employment with Employer because Employee’s health becomes so impaired that continued performance of Employee’s duties under this Employment Agreement would be hazardous to Employee’s physical or mental health. Notwithstanding anything to the contrary contained herein, if Employee becomes disabled while performing his duties for the Employer described in Section 2.1, the Employee will receive Employee’s base salary and incentive compensation for 180 days from the date of such disability.

(b)          While Employee is unable to work full time because of illness or injury and through the full term of this Employment Agreement, including extensions, Employer shall maintain for Employee’s benefit all Employee benefit plans in which Employee was participating at the time Employee was terminated. If Employee is barred from participating in any Employee benefit plan because of Employee’s disability, Employer shall pay Employee an amount equal to what Employer would have contributed on Employee’s behalf to the Employee benefit plan if Employee’s participation had not been barred.

(c)          Employee is not required to seek other employment to mitigate any amounts payable under this Employment Agreement. Nor will amounts due Employee under this Employment Agreement be reduced by any amounts received by Employee for other employment.

Section 8.3. Disability Insurance. Employer may, in its sole discretion, purchase and maintain disability insurance in force for the benefit of Employee throughout the term of this Employment Agreement, including extensions.

Article 9

Termination of Employment

Section 9.1. Term of Employment.

Employee’s employment shall commence January 1, 2016 and shall continue until December 31, 2016 (“end-of-employment date”), unless extended or terminated sooner, as provided by this article of the Employment Agreement. The end-of-employment date shall be deemed December 31, 2016. For the avoidance of doubt, failure to extend the term of employment beyond the end-of-employment date shall not be deemed to be a termination by Employer, and neither party shall be obligated to negotiate or enter into any subsequent agreement or extension of this Employment Agreement.

Section 9.2. Left blank intentionally

Section 9.3. Termination at Employee’s Death. Employee’s employment with Employer shall terminate at Employee’s death.

Section 9.4. Termination by Employee. Employee may, but is not obligated to, terminate this Employment Agreement at any time under the following circumstances:

(a)          Employee’s fringe benefits or other compensation are materially reduced.

(b)          Employer fails to have a successor assume this Employment Agreement and Employee does not enter into a subsequent employment, consulting, or similar agreement with such successor.

(c)          There is a change in control of Employer, excluding control acquired by CD Financial, LLC and its affiliates. For purposes of this Agreement, the term “Change of Control” shall mean:

(i) Approval by Employer’s shareholders of (x) a reorganization, merger, consolidation or other form of corporate transactions or series of transactions, in each case, with respect to which persons who were Employer’s shareholders immediately prior to such reorganization, merger, consolidation or other transactions do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transactions, or (y) the sale of all or substantially all of the Employer’s assets (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

(ii) Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by Employer’s shareholders, was approved by a vote by a controlling shareholder owning in excess 50% of the then voting shares, shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

Section 9.5. Termination by Employer.

(a)          Termination with or without Cause. Employer may terminate Employee’s employment for Cause or without Cause (as hereinafter defined).

(b)          For purposes of this Agreement, the term “Cause” shall mean (i) an action or omission of the Employee which constitutes a willful and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under, this Agreement which is not cured within fifteen (15) days after receipt by the Employee of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (iii) conviction of any crime which involves dishonesty or a breach of trust, or (iv) gross negligence in connection with the performance of the Employee’s duties hereunder, which is not cured within fifteen (15) days after written receipt by the Employee of written notice of same, or (v) Employee violates Article 10 or Article 11 of this Employment Agreement.

Section 9.6. Notice of Termination. Any termination of Employee’s employment by Employer or Employee, other than by reason of the expiration of the term of this Employment Agreement, must be communicated to the other party by a written notice of termination. The notice must specify the provision of this Employment Agreement authorizing the termination and must set forth in reasonable detail the facts and circumstances providing the basis for termination of Employee’s employment. The Employee shall have the right to address the Board regarding the acts set forth in the notice of termination.

Section 9.7. Date Termination Is Effective. If Employee’s employment terminates because this Employment Agreement expires, then Employee’s employment will be considered to have terminated on that expiration date. If Employee’s employment terminates because of Employee’s death, then Employee’s employment will be considered to have terminated on the date of Employee’s death. If Employee’s employment is terminated by Employee, then Employee’s employment will be considered to have terminated on the date that notice of termination is given. If Employee’s employment is terminated by Employer for Cause, then Employee’s employment will be considered to have terminated on the date specified by the notice of termination.

Section 9.8. Compensation Following Termination.

(a)          If Employee’s employment terminates because of Employee’s death, Employer shall pay a lump sum death benefit to the person or persons designated in a written notice filed with Employer by Employee or, if no person has been designated, to Employee’s estate. The amount of the lump sum death benefit will equal the amount of Employee’s then current annual base salary plus the annualized amount of incentive compensation paid Employee most recently prior to Employee’s death, multiplied by the number of months remaining in the term of this Employment Agreement not to exceed two months. This lump sum death benefit shall be in addition to any life insurance payable pursuant to Article 6 and/or any other amounts that Employee’s beneficiaries and estate may be entitled to receive under any Employee benefit plan maintained by Employer.

(b)          If Employee’s employment is terminated by Employer for Cause, or by Employee other than pursuant to Section 9.4(a), (b), or (c), Employer shall pay Employee Employee’s then current base salary through the date employment is terminated, and Employer shall have no further obligations to Employee under this Employment Agreement.

(c)          If Employee’s employment is terminated by Employer other than for Cause and prior to a Change of Control, or by Employee pursuant Section 9.4(a), Employer shall pay Employee Employee’s then current base salary through the date employment is terminated and any legal fees and expenses incurred by Employee to enforce Employee’s rights under this Employment Agreement. In addition, Employer shall pay Employee as liquidated damages an amount equal to the sum of Employee’s then current base salary over six months plus any approved and unpaid incentive bonus; this time period hereafter referred to as the Liquidated Damage Period. In addition, all employee benefits according to sections 6 and 7 will be maintained through the Liquidated Damage Period. If by law any benefit cannot be maintained due to termination of employment, the cash value of said benefit will be paid to Employee over the Liquidated Damage Period.

(d)          As an incentive for the retention of Employee following a Change of Control or an event described in Section 9.4(b), if Employee’s employment is terminated by Employer without Cause and following a Change of Control, or by Employee pursuant to Section 9.4(b) Employer shall pay Employee’s then current base salary through the date employment is terminated and any legal fees and expenses incurred by Employee to enforce Employee’s rights under this Employment Agreement. In addition, Employer shall pay Employee as liquidated damages an amount equal to two times Employee’s then current annual base salary.

(e)          If Employee’s employment is terminated by Employee pursuant to Section 9.4(c) Employer shall pay Employee’s then current base salary through the date employment is terminated and any legal fees and expenses incurred by Employee to enforce Employee’s rights under this Employment Agreement. In addition, Employer shall pay Employee as liquidated damages an amount equal to the sum of Employee’s then current salary plus approved and unpaid incentive compensation from the date of termination through December 31, 2017.

Article 10

Confidential Information

Section 10.1. Confidential Information Defined. “Confidential Information” as used in this Employment Agreement shall mean any and all technical and non-technical information belonging to, or in the possession of, Employer or its officers, directors, Employees, affiliates, subsidiaries, clients, vendors, or Employees, including without limitation, patent, trade secret, and proprietary information; techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, source codes, object codes, software programs, software source documents, and formulae related to Employer’s business or any other current, future and/or proposed business, product or service contemplated by Employer; and includes, without limitation, all information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, vendor lists, business forecasts, sales and merchandising, and marketing plans or similar information.

Section 10.2 Disclosures. Employee agrees that it shall, at no time during or after termination of this Employment Agreement, directly or indirectly make use of, disseminate, or in any way disclose Confidential Information to any person, firm or business, except to the extent necessary for performance of this Employment Agreement. Employee agrees that it shall disclose Confidential Information only to Employer’s other Employees who need to know such information and who have previously agreed to be bound by the terms and conditions of a substantially similar confidentiality provision and shall be liable for damages for the intentional or negligent disclosure of Confidential Information. Employee’s obligations with respect to any portion of Confidential Information shall terminate only when Employee has documented to Employer that (a) such information was lawfully in the public domain at the time it was communicated to Employee by Employer; or (b) the communication was in response to a valid order by a court of competent jurisdiction or was necessary to establish the rights of Employer under this Employment Agreement, provided, however that Employee shall promptly notify Employer of its notice of any such order and cooperate reasonably with Employer in an attempt to limit or avoid such disclosure.

Section 10.3. Survival. This Article 10 shall survive any termination of this Agreement and all extended periods.

Article 11

Noncompetition Agreement

Section 11.1. Agreement Not To Compete. For the greater period of (i) the Liquidated Damage Period; and (ii) the one year period following the date on which Employee’s employment with Employer terminates, Employee agrees not to directly or indirectly own, manage, control, or operate; serve as an officer, director, partner or employee of; have any direct or indirect financial interest in; or assist in any way; any person or entity that competes with any business conducted by Employer or any of Employer’s affiliates or subsidiaries in any geographic region in which Employer conducts business.

Section 11.2. Competitive Businesses. For purposes of this Article 11, a competitive business shall be any person or entity directly or indirectly engaged in the manufacturing, import, export, sale or distribution of calorie-burning beverages or supplements.

Section 11.3. Ownership of Public Corporation No Violation. Employee will not be considered to have violated this provision merely because Employee owns no more than five percent (5%) of the stock of any publicly held corporation.

Section 11.4. Survival. This Article 11 shall survive any termination of this Agreement and all extended periods.

Section 11.5. Extension of Agreement Not To Compete. At Employer’s discretion, the Employer can cause Employee to extend the period of the agreement not to compete by paying in advance the Employee 30% of the Employee’s last annual base salary and bonuses per year of extension. The Employer can cause the extension for a total of 3 annual periods.

Article 12

Notices

Any notice given under this Employment Agreement to either party shall be made in writing. Notices shall be deemed given when delivered by hand or when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party at the address set forth below.

Employee’s address:	John Fieldly
20991 Woodspring Ave.
Boca Raton, Fl 34428

Employer’s address:	Celsius Holdings, Inc.
Att: Mr. Gerry David, President
2424 N. Federal Highway, Suite 208
Boca Raton, FL 33431

Each party may designate a different address for receiving notices by giving written notice of the different address to the other party. The written notice of the different address will be deemed given when it is received by the other party.

Article 13

Binding Agreement

Section 13.1. Employer’s Successors.

(a)          The rights and obligations of Employer under this Employment Agreement shall inure to the benefit of and shall be binding in all respects upon the successors and assigns of Employer.

(b)          Employer shall require any direct or indirect successor (by purchase, merger, consolidation, or otherwise) of all or substantially all of Employer’s stock, business and/or assets to expressly agree to assume Employer’s obligations under this Employment Agreement and perform them in the same manner and to the same extent as Employer would have been required to do if no succession had occurred. The agreement must be in a form and substance satisfactory to Employee.

(c)          If Employer fails to obtain such an agreement before the effective date of the succession, Employer’s failure will be considered a breach of this Employment Agreement, and Employee shall be entitled to the immediate payment of the amount of money that Employee would have been entitled to if Employer had terminated Employee’s employment other than for Cause in accordance with the terms of Section 9.8(d) of this Employment Agreement, calculated as though Employee’s employment had terminated on the effective date of the succession. However, Employer’s failure to obtain such agreement shall not affect said successor’s obligations pursuant to paragraph 13.1(a) above.

Section 13.2. Employee’s Successors. This Employment Agreement shall inure to the benefit and be enforceable by and upon Employee’s personal representatives, legatees, and heirs. If Employee dies while amounts are still owed, such amounts shall be paid to Employee’s legatees or, if no such person or persons have been designated, to Employee’s estate.

Article 14

Waivers

The waiver by either party of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach.

Article 15

Entire Agreement

Section 15.1. No Other Agreements. This instrument contains the entire agreement of the parties. The parties have not made any agreements or representations, oral or otherwise, express or implied, pertaining to the subject matter of this Employment Agreement other than those specifically included in this Employment Agreement.

Section 15.2. Prior Agreements. This Employment Agreement supersedes any prior agreements pertaining to or connected with or arising in any manner out of the employment of Employee by Employer. All such prior agreements are terminated and are of no force or effect whatsoever.

Article 16

Amendment of Agreement

No change or modification of this Employment Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. No change or modification by Employer shall be effective unless it is approved by Employer’s Board of Directors and signed by an officer specifically authorized to sign such documents.

Article 17

Severability of Provisions

If any provision of this Employment Agreement is invalidated or held unenforceable, the invalidity or unenforceability of that provision or provisions shall be deemed modified or severed only to the minimum extent necessary to make said provision(s) valid and enforceable while maintaining the intent of said provision(s). No such modification shall affect the validity or enforceability of any other provision of this Employment Agreement.

Article 18

Assignment of Agreement

Employer shall not assign this Employment Agreement other than to a successor without Employee’s prior written consent.

Article 19

Governing Law, Venue & Attorneys Fees

All questions regarding the validity and interpretation of this Employment Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Florida (without regard to the conflicts of laws provisions thereof). Venue for any action arising in any manner out of the Employee’s employment, this Employment Agreement, or any of the terms contained herein shall be the Federal and or State courts located in Palm Beach County, Florida, regardless of where this Employment Agreement is to be performed. In the event either party engages legal counsel to enforce any provision contained in this Employment Agreement, the prevailing party shall be entitled to all reasonable attorneys fees, investigative expenses, costs, and court costs, whether or not a suit is actually filed, but including all levels of appeal.

Article 20

Construction

The parties hereto have participated jointly in the negotiation and drafting of this Employment Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Employment Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Employment Agreement.

Article 21

Counterpart Execution

This Employment Agreement may be executed in multiple counterparts and delivered by facsimile, e-mail or portable document format (.pdf) transmission, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement in duplicate as of the date and year first above written.

EMPLOYEE:

/s/ John Fieldly
John Fieldly

EMPLOYER:

Celsius Holdings Inc.

By:	/s/ Gerry David
Gerry David
Chief Executive Officer

BOARD APPROVAL:

By:	/s/ William H. Milmoe
William H. Milmoe
Chairman of the Board